Exhibit 99.1

TrueCar Fortifies Leadership Team with New Appointments
Names Kristin Slanina Chief Operating Officer Beth Mach Chief Consumer Officer Elias Rokos Chief Technology Officer and Barbara Carbone to Board of Directors

SANTA MONICA, Calif., September 16, 2020 – TrueCar, Inc. (NASDAQ: TRUE), the most efficient and transparent online destination to find a car, today announced that it has added three new positions to its executive leadership team as part of its strategic restructuring, as well as a new member to its Board of Directors, strengthening the company’s leadership team in support of the company’s next phase of growth.

Automotive technology veteran Kristin Slanina joins TrueCar in the company’s newly created Chief Operating Officer role alongside consumer communications leader, Beth Mach, who also joins TrueCar’s executive team as its first Chief Consumer Officer. Engineering lead Elias Rokos has been promoted to Chief Technology Officer and former KPMG audit partner, Barbara Carbone, joins TrueCar’s Board of Directors. Slanina, Mach and Rokos will all report into President & CEO, Mike Darrow.

“The addition of Kristin and Beth to TrueCar and our management team is another milestone in TrueCar’s next phase of business transformation and growth driven by our commitment to delivering an exceptional and complete consumer experience in automotive retail,” said Mike Darrow, President & CEO of TrueCar. “These leaders will build upon the trust and core value proposition that draws consumers to TrueCar today through innovative and differentiated new solutions that attract more consumers to our marketplace and deliver more value to our partners.”

"I am also excited to announce the promotion of Elias Rokos, a key engineering leader since our early days, to Chief Technology Officer,” added Darrow. “Our all-new cutting edge technology that powers the TrueCar marketplace is a key ingredient in our success and with Elias’ leadership, we will continue to foster a high-performance engineering culture.”

“Our Board of Directors has also been enriched with the appointment of former KMPG audit partner, Barbara Carbone,” continued Darrow. “Barbara’s deep knowledge of finance, workforce management and mergers and acquisitions is a key asset in providing meaningful counsel and oversight to TrueCar as we focus on growth by executing on our vision of building the industry’s most personalized end-to-end car buying experience.”

Slanina will be responsible for business value and growth around TrueCar’s strategic partnerships with retailers, OEMs and other business-to-business partners. An engineer by trade, Slanina joins TrueCar from Thirdware where she served as Chief Transformation Officer overseeing the implementation of emerging technologies and brings with her over 20 years of experience at automakers, Ford and FCA.

“Automotive retail is experiencing a transformational moment and TrueCar is well positioned to leverage its rich data, advanced technology and strategic partnerships to deliver a powerful and differentiated marketplace experience,” said Slanina. “I’m thrilled to be joining TrueCar at this pivotal time.”

Mach will be responsible for driving innovation and growth around consumer value for TrueCar. Mach has over 20 years of experience leading media planning, buying, and strategy for Fortune 500 companies around the world and has been a leader at global digital agencies including Starcom, Mindshare and Dentsu.

“TrueCar was an early innovator in evolving the car buying experience,” said Mach. “Consumers want convenience, flexibility and more digital options in their retail experience than ever before and automotive is no different. I’m excited to help TrueCar continue its legacy of innovation and attract more car buyers through consumer value.”

Rokos joined TrueCar in 2011 and has served as an engineering leader in several key roles including VP of Architecture and SVP of Technology. During his tenure at TrueCar he has led several major technology initiatives that helped scale the business and unlock innovation. Prior to joining TrueCar, he was a Senior Engineer at Mahalo, a Search Engine and Knowledge Exchange platform backed by Sequoia Capital.

Carbone joined TrueCar’s Board of Directors in August. A retired audit partner, for over 30 years she served in a number of accounting- and auditing-related roles at KPMG LLP, a multinational accounting and advisory firm. She currently serves on the KPMG Retired Partners Council. From September 1998 through December 2019, she served as a member of the board of directors, and chair of the audit committee, of the Women’s Business Enterprise National Council, the largest certifier of women-owned businesses in the United States and a leading advocate for women business owners and entrepreneurs.

About TrueCar

TrueCar is a leading automotive digital marketplace that enables car buyers to connect to our nationwide network of Certified Dealers. We are building the industry's most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars – all with a clear view of what's a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great car buying experience. As part of our marketplace, TrueCar powers car-buying programs for over 250 leading brands, including AARP, Sam’s Club, and American Express. Nearly half of all new-car buyers engage with TrueCar powered sites, where they buy smarter and drive happier. TrueCar is headquartered in Santa Monica, California, with offices in Austin, Texas and Boston, Massachusetts.

For more information, please visit www.truecar.com, and follow us on Facebook or Twitter. TrueCar media line: +1-844-469-8442 (US toll-free) Email: pr@truecar.com

TrueCar Contact:
Shadee Malekafzali
Senior Director, Public Relations
shadee@truecar.com
424-258-8694